Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE February 27, 2013	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Fourth Quarter and Year of 2012 Results

EL DORADO, AR – Deltic Timber Corporation’s President and Chief Executive Officer, Ray C. Dillon, announced today that net income for the fourth quarter of 2012 was $2.4 million, $.19 a share, which compares to a loss of $.2 million, $.02 a share, in 2011’s fourth quarter. The increase was mainly due to a $4.6 million improvement in Deltic’s Mills segment’s financial results. When compared to the same period of 2011, the Company’s average sales price per-unit of lumber sold during this year’s fourth quarter increased 29 percent, and lumber sales volume increased 17 percent. For the year of 2012, net income was $9.2 million, $.73 a share, compared to $2.7 million, $.21 a share, for the twelve months ended December 31, 2011. Net cash provided by operating activities was $3.1 million for the fourth quarter of 2012, which compares to $.2 million for the same period last year. Cash provided by operating activities for the year of 2012 was $24.1 million compared to $14.6 million for the prior year.

Commenting on the results, Mr. Dillon stated, “Our portfolio of diverse assets performed well in 2012, and we reported profitable financial results for a tenth consecutive year. Driving the financial results for the current quarter and the year of 2012 was the Company’s ownership and efficient operation of its sawmills. These sawmills also provide a secure market for Deltic’s sustainably managed, valuable timberland assets. With the cash flow generated by our operations during the year, we funded the Company’s 2012 capital program, which included $14.5 million for timberland acquisitions, and distributed $3.8 million to our shareholders through dividend payments, while also reducing debt outstanding by $2.1 million.”

The Woodlands segment reported operating income of $4.2 million in the fourth quarter of 2012, compared to $4 million for the same period of 2011. The pine sawtimber harvest during the current-year fourth quarter period was 101,845 tons, a 22 percent increase when compared to the harvest of

83,246 tons for the same period of 2011. This increase was due to timing, as the Company’s annual harvest volume for 2012 was essentially unchanged from the prior year. The average per-ton sales price for the pine sawtimber harvested was $22 in the fourth quarter of 2012, which compared to $21 per ton for the same period of 2011. During the fourth quarter of 2012, Deltic harvested 116,441 tons of pine pulpwood, which compared to 92,934 tons in 2011’s fourth quarter, while the average per-ton sales price was $8 for both periods. Oil and gas revenues from lease rentals and net royalties were $1.2 million for the fourth quarter of 2012 versus $1.5 million in 2011’s fourth quarter. The decrease was due to lower prices received for the natural gas produced from the wells in which the Company has a royalty interest, partially offset by an increase in the number of producing gas wells. The Company sold 988 acres of non-strategic recreational-use hardwood bottomland for an average sales price of $1,500 per acre in the fourth quarter of 2012 versus 1,125 acres sold at an average sales price of $1,500 per acre in the fourth quarter of 2011.

The Mills segment reported $5.2 million in operating income in the fourth quarter of 2012, an increase of $4.6 million when compared to operating income of $.6 million during 2011’s fourth quarter. The Company reported a 29 percent increase in the average lumber sales price, along with a 17 percent increase in sales volume, when comparing the fourth quarter of 2012 to the same period of 2011. In addition, the Mills segment benefitted from improved hourly production rates when compared to the prior year. The average lumber sales price was $326 per thousand board feet for the fourth quarter of 2012, an increase of $73 per thousand board feet when compared to $253 per thousand board feet for 2011’s fourth quarter. The lumber sales volume was 69.2 million board feet in the fourth quarter of the current period versus 59.1 million board feet in the same period a year ago, an increase of 10.1 million board feet as the Company increased production to match market demand in 2012’s fourth quarter.

The Company’s Real Estate segment had an operating loss of $.4 million in the fourth quarter of 2012 compared to operating income of $.1 million for the same period of 2011. Residential lot sales totaled 12 in 2012’s fourth quarter, an increase of three lots when compared to the same period of 2011. The current quarter’s average per-lot sales price was $70,000, which compares to $58,700 per lot for 2011’s fourth quarter. The per-lot increase was due to the mix of lots sold in 2012’s current period. There were no sales of commercial real estate acreage during the current-year’s fourth quarter while there were 1.38 acres of commercial property sold for $411,600 per acre during the prior-year’s fourth quarter.

Corporate expense was $4.5 million for the fourth quarter of 2012, which compares to $3.7 million for the same period of 2011. The increase was due to higher general and administrative expenses, primarily for increases in pension and post retirement benefit obligations due to continued low interest rates, along with increased incentive plan expenses resulting from the improved financial results for 2012. Deltic’s equity in earnings of Del-Tin Fiber was $.4 million for the current-year quarter versus a loss of $.6 million for the same period of 2011. The increase was due to an improved market for medium density fiberboard. Deltic recorded income tax expense of $1.6 million in 2012’s fourth quarter, which compares to a $.2 million tax benefit in 2011’s fourth quarter, as a result of higher pretax income in the fourth quarter of 2012 combined with permanent tax differences providing a larger benefit in 2011’s fourth quarter.

Capital expenditures were $15.7 million for 2012’s fourth quarter and $24 million for the year of 2012. For the corresponding periods of 2011, capital expenditures totaled $5.4 million and $15.7 million, respectively. The increase for the current quarter and year of 2012 was primarily due to land acquisitions.

For the year of 2012, the pine sawtimber harvest was 606,879 tons compared to 606,311 tons for 2011. The average pine sawtimber sales price for 2012 decreased $1 per ton from that of 2011, to $22 per ton. Sales of non-strategic timberland for the year of 2012 totaled 1,776 acres with an average sales price of $1,600 per acre, while in 2011 the Company sold 2,726 acres with a per-acre sales price of $1,500. Oil and gas lease rental and royalty income was $4.9 million in 2012 versus $6.4 million in 2011. Lumber sales volume increased seven percent from 254.3 million board feet in 2011 to 272.9 million board feet in 2012. The average finished lumber sales price increased $55 per thousand board feet, to $309 per thousand board feet in 2012. Residential lot sales for the current year totaled 50 lots at an average price of $69,600 per lot versus sales of 31 lots in 2011 at $63,500 per lot. Deltic sold no commercial real estate in 2012, which compares to sales of 27.36 acres for $116,700 per acre in 2011. Equity in earnings of Del-Tin Fiber was $1 million in 2012, while 2011’s equity in earnings was $.3 million.

Regarding the outlook for the first quarter and year of 2013, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 175,000 to 185,000 tons and 550,000 to 600,000 tons, respectively, depending on weather conditions in Deltic’s operating area. Finished lumber sales are estimated to be 65 to 75 million board feet for the first quarter and 270 to 290 million board feet for the year, with volumes dependent upon market conditions. Residential lot sales are projected at 8 to 12 lots and 40 to 60 lots for the first quarter and year of 2013, respectively. Commercial acreage within Chenal Valley continues to receive interest, but due to the volatile nature of commercial real estate transactions and the significant number of factors involved, it is difficult to anticipate future closings. In addition, the Company has entered into an agreement to purchase the other 50 percent membership interest in Del-Tin Fiber currently owned by TIN, Inc., a wholly owned subsidiary of International Paper Company, on or before April 30, 2013. Depending upon the actual timing of the purchase, there could be an impact to the first quarter of 2013’s financial statements.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, construction activity, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 28, 2013, at 10:00 a.m. Central Time to discuss fourth quarter and year of 2012 earnings. Interested parties may participate in the call by dialing 1-866-271-6130 and referencing participant passcode identification number 12029575. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, March 7, 2013, by dialing 1-888-286-8010 and referencing replay passcode identification number 17574926.

Summary financial data and operating statistics for the fourth quarter and year of 2012 with comparisons to 2011 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended		Three Months Ended
	December 31, 2012		December 31, 2011
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$8.5	4.2	8.3	4.0
Mills	27.8	5.2	19.4	0.6
Real Estate	2.6	(0.4)	2.9	0.1
Corporate	—	(4.5)	—	(3.7)
Eliminations	(2.2)	0.1	(1.8)	0.2

Total net sales/operating income	$36.7	4.6	28.8	1.2

	Twelve Months Ended		Twelve Months Ended
	December 31, 2012		December 31, 2011
		Operating		Operating
		Income/		Income/
	Sales	(Loss)	Sales	(Loss)
Woodlands	$37.3	18.4	40.2	20.4
Mills	105.9	18.1	83.9	1.0
Real Estate	11.0	(2.1)	12.3	—
Corporate	—	(17.4)	—	(14.3)
Eliminations	(13.3)	0.1	(14.6)	0.4

Total net sales/operating income	$140.9	17.1	121.8	7.5

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$36,665	28,813	140,908	121,847

Costs and expenses
Cost of sales	24,956	21,260	94,706	87,325
Depreciation, amortization, and cost of fee timber harvested	2,321	2,436	10,642	11,806
General and administrative expenses	4,753	3,911	18,428	15,257

Total costs and expenses	32,030	27,607	123,776	114,388

Operating income	4,635	1,206	17,132	7,459
Equity in earnings of Del-Tin Fiber	357	(588)	959	318
Interest income	4	4	17	38
Interest and other debt expense, net of capitalized interest	(1,018)	(1,025)	(4,092)	(4,029)
Other income/(expense)	(21)	(29)	20	3

Income before income taxes	3,957	(432)	14,036	3,789
Income taxes	(1,553)	224	(4,801)	(1,130)

Net income	$2,404	(208)	9,235	2,659

Earnings per common share
Basic	$0.19	(0.02)	0.73	0.21
Assuming dilution	$0.19	(0.02)	0.73	0.21
Dividends per common share paid	$0.075	0.075	0.300	0.300
Average common shares outstanding (thousands)
Basic	12,538	12,474	12,525	12,450
Assuming dilution	12,587	12,474	12,588	12,552

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31,	Dec. 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$5,613	3,291
Trade accounts receivable	5,277	4,821
Other receivables	13	1
Inventories	4,894	4,353
Prepaid expenses and other current assets	2,795	3,862

Total current assets	18,592	16,328
Investment in real estate held for development and sale	57,088	57,408
Investment in Del-Tin Fiber	6,293	7,113
Other investments and noncurrent receivables	354	885
Timber and timberlands—net	240,215	228,274
Property, plant, and equipment—net	26,668	30,187
Deferred charges and other assets	3,999	1,675

Total assets	$353,209	341,870

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$1,981	1,867
Current maturities of long-term debt	—	1,111
Accrued taxes other than income taxes	1,951	1,971
Deferred revenues and other accrued liabilities	9,094	7,761

Total current liabilities	13,026	12,710
Long-term debt	63,000	64,000
Deferred tax liabilities	471	1,211
Other noncurrent liabilities	44,482	36,826
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	82,597	80,842
Retained earnings	168,608	163,170
Treasury stock	(5,000)	(7,288)
Accumulated other comprehensive loss	(14,103)	(9,729)

Total stockholders’ equity	232,230	227,123

Total liabilities and stockholders’ equity	$353,209	341,870

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended
	December 31,
	2012	2011
Operating activities
Net income	$9,235	2,659
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	10,642	11,806
Stock-based compensation expense	2,298	2,067
Deferred income taxes	(649)	1,109
Real estate development capital expenditures	(2,822)	(3,540)
Real estate costs recovered upon sale	2,342	1,694
Timberland costs recovered upon sale	832	1,256
Equity in earnings of Del-Tin Fiber	(959)	(318)
Net increase in liabilities for pension and other postretirement benefits	1,990	136
(Increase)/decrease in operating working capital other than cash and cash equivalents	2,455	(920)
Other—changes in assets and liabilities	(1,282)	(1,310)

Net cash provided by operating activities	24,082	14,639

Investing activities
Capital expenditures, excluding real estate development	(21,134)	(12,014)
Net change in purchased stumpage inventory	1,159	(764)
Advances to Del-Tin Fiber	(2,190)	(1,822)
Repayments from Del-Tin Fiber	3,970	3,275
Net change in funds held by trustee	560	(568)
Other—net	800	781

Net cash required by investing activities	(16,835)	(11,112)

Financing activities
Proceeds from borrowings	18,000	15,500
Repayments on notes payable and long-term debt	(20,111)	(17,111)
Treasury stock purchases	(19)	(55)
Common stock dividends paid	(3,797)	(3,775)
Proceeds from stock option exercises	1,157	2,463
Excess tax benefit from stock-based compensation exercises	590	698
Deferred financing costs	—	(1,094)
Other—net	(745)	(693)

Net cash required by financing activities	(4,925)	(4,067)

Net increase/(decrease) in cash and cash equivalents	2,322	(540)
Cash and cash equivalents at beginning of year	3,291	3,831

Cash and cash equivalents at end of year	$5,613	3,291

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands of dollars)	2012	2011	2012	2011
Capital expenditures
Woodlands	$13,901	1,657	18,553	7,817
Mills	84	922	2,478	3,570
Real Estate (includes development expenditures)	1,737	2,805	2,996	4,223
Corporate	3	—	7	87

Total capital expenditures	$15,725	5,384	24,034	15,697

Woodlands
Pine sawtimber harvested from fee lands—tons	101,845	83,246	606,879	606,311
Pine sawtimber price—per ton	$22	21	22	23
Timberland sales—acres	988	1,125	1,776	2,726
Timberland sales price—per acre	$1,500	1,500	1,600	1,500
Mills
Finished lumber sales—thousands of board feet	69,216	59,051	272,875	254,291
Finished lumber price—per thousand board feet	$326	253	309	254
Real Estate
Residential
Lots sold	12	9	50	31
Average sales price—per lot	$70,000	58,700	69,600	63,500
Commercial
Acres sold	—	1	—	27
Average sales price—per acre	$—	412,000	—	117,000